Exhibit 8.2

November 6, 2009

File No. 229731

Barrick (PD) Australia Finance Pty Ltd

Level 10

2 Mill Street

Perth WA 6000

Australia

Barrick Gold Corporation

BCE Place, Suite 3700

161 Bay Street

Toronto, ON M5J 2S1

Ladies and Gentlemen:

Canadian Federal Income Tax Considerations

We are acting as Ontario counsel to Barrick Gold Corporation (the “Parent”) and Barrick (PD) Australia Finance Pty Ltd (“BPDAF”) in connection with the issuance of US$400,000,000 aggregate principal amount of BPDAF’s 4.95% Notes due 2020 (the “2020 Notes”) and US$850,000,000 aggregate principal amount of BPDAF’s 5.95% Notes due 2039 (the “2039 Notes”, and together with the 2020 Notes, the “Notes”). The Notes are unconditionally and irrevocably guaranteed (the “Guarantees”) by the Parent. The Parent has, in respect of the Guarantees, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-9 and BPDAF has, in respect of the Notes, filed with the Commission a Registration Statement on Form F-4. The combined Registration Statements on Forms F-9 and F-4 (the “Registration Statement”) relate to BPDAF’s offer to exchange (the “Offer”) the Notes and related Guarantees for all US$400,000,000 aggregate principal amount of its outstanding 4.95% Notes due 2020 the “Outstanding 2020 Notes”) and all US$850,000,000 aggregate principal amount of its outstanding 5.95% Notes due 2039 (the “Outstanding 2039 Notes”, and together with the Outstanding 2020 Notes, the “Outstanding Notes”) as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”).

For purposes of this opinion, we have reviewed the Registration Statement, including the Prospectus, and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the Offer will be completed in the manner set forth in the Registration Statement, including the Prospectus.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion that, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Canadian Federal Income Tax Considerations” constitutes an accurate summary of the material Canadian federal income tax considerations applicable to a holder of Outstanding Notes who acquires Notes under the Prospectus and who, at all relevant times, for purposes of the Income Tax Act (Canada) and any applicable income tax treaty or convention, is not, and is not deemed to be, a resident of Canada, deals with BPDAF and the Parent at arm’s length, and does not use or hold and is not deemed to use or hold Outstanding Notes or Notes in a business carried on in Canada.

This opinion is limited to the federal income tax laws of Canada and does not purport to discuss the consequences or effectiveness of the Offer under any other laws.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP